Exhibit 99.1


                    The Bon-Ton Stores, Inc. Announces Real
                               Estate Initiatives


    YORK, Pa.--(BUSINESS WIRE)--Sept. 20, 2005--The Bon-Ton Stores, Inc. (NASDAQ:BONT) today announced several real estate initiatives.
    Beginning October 12, the Company will celebrate the grand re-opening of its expanded, newly remodeled stores in Cumberland, Maryland; New Philadelphia, Ohio and Warsaw, Indiana with a five-day public event. The Cumberland store, originally 61,000 square feet, is being expanded to 75,100 square feet, New Philadelphia, originally 53,000 square feet, to 73,000 square feet and Warsaw, originally 56,000 square feet, to 80,000 square feet. The additional square footage will increase the productivity of these three stores and provide larger cosmetic, misses, men's and intimate departments with expanded merchandise selections.
    The Company also announced the relocation plans for its Hanover, Pennsylvania and Kanawha, West Virginia stores, and the expansion and remodeling of its Westfield, Massachusetts and Doylestown, Pennsylvania stores. Kanawha, Westfield and Doylestown are expected to be completed in early spring 2006 and Hanover in early fall 2006. The store in Hanover will be relocated within a strip center adjacent to Home Depot. The new store is comparable in square footage to the prior location, but should benefit from increased traffic and visibility, and offer a very convenient location to our Hanover customers. The Kanawha store is relocating within the same mall and will double in square footage from 40,000 square feet to 80,000 square feet, allowing for new businesses and expanded merchandise selection in all departments. Westfield will be expanded from 51,000 square feet to 75,000 square feet. The new space will become a men's and home store, allowing expansion of the remaining businesses in the existing store. Doylestown, originally 56,000 square feet, will be expanded to 62,000 square feet. The additional square footage will be dedicated to the men's, home and children's departments.
    Bud Bergren, President and Chief Executive Officer, stated, "We are pleased to offer our customers in the Cumberland, New Philadelphia and Warsaw markets a greater selection of merchandise as a result of expanding the three stores, along with wider aisles, new fitting rooms and additional amenities. We also look forward to the opportunities the relocations and expansions slated for 2006 will afford us. The additional space and remodels will allow us to increase the productivity of these stores and to expand our merchandise offerings, while enhancing the shopping experience for our customers."
    Additionally, the Company announced it will close its Great Northern and Shoppingtown stores in the Syracuse, New York area and its Lebanon, Pennsylvania store on January 28, 2006. The three stores will continue to offer a full merchandise assortment and honor the company's customer-friendly return and exchange policy. Thereafter, customers may return merchandise to any other Bon-Ton location. The Bon-Ton acquired the leasehold interests in all three locations in 1994 and subsequently opened the stores under the Bon-Ton name in 1995. The Company will not renew these leases, which terminate January 28, 2006. The closings will impact approximately 188 associates. The carrying value of the long-lived assets at these locations was adjusted to fair value in prior periods; however, the Company will incur pre-tax costs associated with the closing of the locations estimated at $900,000, or $0.03 per share on an after-tax basis. The closing costs include redistribution of remaining inventory, severance for associates and general closing costs. The Company expects the store closings will be accretive to earnings in 2006.
    Mr. Bergren continued, "The Company reviews the performance of all its assets on an on-going basis. For this reason, we made the decision to close the aforementioned stores. We sincerely appreciate the loyalty and dedication of our associates and the support of our Syracuse and Lebanon community customers. We remain committed to our customers in these areas and encourage them to visit our other stores in the Syracuse, Lancaster and Harrisburg markets."
    Affected associates in the stores slated for closure will be offered the opportunity to interview for available positions at other Bon-Ton store locations. Associates will also receive career transition benefits, including severance and state employment service support.
    The Bon-Ton Stores, Inc. operates 139 department stores and two furniture stores in 16 states from the Northeast to the Midwest under the Bon-Ton and Elder-Beerman names. The stores carry a broad assortment of quality brand-name fashion apparel and accessories for women, men and children, as well as distinctive home furnishings. For further information, please visit the investor relations section of the Company's website at www.bonton.com/investor/home.asp.

    Statements made in this press release, other than statements of historical information, are forward looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that may cause results to differ materially from those set forth in these statements. Factors that could cause such differences include, but are not limited to, risks related to retail businesses generally, additional competition from existing and new competitors, uncertainties associated with opening new stores or expanding or remodeling existing stores, the ability to attract and retain qualified management, the dependence upon key vendor relationships and the ability to obtain financing for working capital, capital expenditures and general corporate purposes. Additional factors that could cause the Company's actual results to differ from those contained in these forward looking statements are discussed in greater detail in the Company's periodic reports filed with the Securities and Exchange Commission.



    CONTACT: The Bon-Ton Stores, Inc.
             Mary Kerr
             Vice President
             Corporate Communications
             717-751-3071